PRESSRELEASE

www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		05-015

	Contact:	Wade Pursell
Date: May 4, 2005	Title:	Chief Financial Officer

Cal Dive Reports Quarterly Earnings of 64 Cents Per Share
(70 Cents Before Expensed Acquisition Costs)

HOUSTON, TX – Cal Dive International, Inc. (Nasdaq: CDIS) reported first quarter net income of $25.4 million or $0.64 per diluted share. Included in the earnings was a pre-tax $4.5 million, or $.06 per diluted share, for the write off of seismic costs acquired as part of the Company’s recently announced oil and gas production acquisitions. Net income before the charge doubled the level achieved during last year’s first quarter.

Summary of Results

(in thousands, except per share amounts and percentages)

	First Quarter		Fourth Quarter
	2005	2004	2004
Revenues	$159,575	$120,714	$162,990

Gross Profit	51,873	31,741	53,030
	33%	26%	33%

Net Income	25,411	13,645	25,269
	16%	11%	16%

Diluted Earnings Per Share	0.64	0.36	0.65

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, “Absent the unusual charge, this was our fourth consecutive quarter of record earnings, driven by excellent offshore performance and gradually improving market conditions for Marine Contracting together with continued strong performance by the oil and gas production division (ERT). Following this strong start to the year, we now anticipate 2005 earnings to be in the increased range of $2.30 — $2.90 per share.

“We have also been particularly busy setting the groundwork for further growth of Cal Dive in 2006 and beyond. We started by placing a long term debt facility and then announced strategic acquisitions in the Shelf sector of the Marine Contracting market. Finally, we closed several very exciting production contracting deals, which involved both significant reserve additions for ERT and good opportunities for deepwater Marine Contracting work.”

Financial Highlights

•	Revenues: The $38.9 million increase in year-over-year first quarter revenues reflects not only increases in commodity prices, but also a significant improvement in Marine Contracting revenues driven primarily by improved market conditions.

•	Margins: 33% was seven points better than the year-ago quarter due to improved utilization and rates across virtually all business groups within Marine Contracting and the increase in commodity prices.

•	SG&A: $12.8 million increased $1.7 million from the same period a year ago due primarily to improved financial results and the related increase from our incentive compensation programs. With this increase, SG&A was 8% of first quarter revenues, compared to 9% a year ago.

•	Equity in Earnings: $1.7 million reflects our share of Deepwater Gateway, L.L.C.’s earnings for the quarter. This reflects a 51% decrease from the fourth quarter due to the expected fall-off in production from the Marco Polo reservoir and to the early retirement of Deepwater Gateway’s term loan, which resulted in a $1.2 million charge for the write-off of deferred financing charges.

•	Debt: On March 30, 2005, Cal Dive issued $300 million of Convertible Senior Notes. We utilized $72 million of the proceeds to fund Cal Dive’s portion of the early retirement of Deepwater Gateway’s term loan. Total debt to book capitalization was 44% at March 31, 2005, offset by $362 million of unrestricted cash. Subsequent to March 31, 2005, the Company announced acquisitions of certain assets of Stolt Offshore, subject to regulatory approval, and Torch Offshore, subject to bankruptcy court approvals, for approximately $205 million combined, if completed. In addition, the Company announced three production contracting transactions.

Further details are provided in the presentation for Cal Dive’s quarterly conference call (see the Investor Relations page of www.caldive.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, May 5, 2005, will be webcast live. A replay will be available from the Audio Archives page.

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, and other risks described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(000's omitted, except per share data)	2005	2004
	(unaudited)
Net Revenues	$159,575	$120,714
Cost of Sales	107,702	88,973

Gross Profit	51,873	31,741

Selling and Administrative	12,837	11,158

Income from Operations	39,036	20,583
Equity in Earnings of Production Facilities Investments	1,729	—
Interest Expense, net & Other	264	1,555

Income Before Income Taxes	40,501	19,028
Income Tax Provision	14,540	5,019

Net Income	25,961	14,009
Preferred Stock Dividends and Accretion	550	364

Net Income Applicable to Common Shareholders	$25,411	$13,645

Other Financial Data:
Income from Operations	$39,036	$20,583
Equity in Earnings of Production Facilities Investments	1,729	—
Share of Production Facilities Investments:
Depreciation	1,010	—
Interest Expense, net	1,383	—
Depreciation and Amortization:
Marine Contracting	9,094	8,900
Oil and Gas Production	17,629	17,500

EBITDA (1)	$69,881	$46,983

Weighted Avg. Shares Outstanding:
Basic	38,571	37,946
Diluted	40,869	39,150

Earnings Per Share:
Basic	$0.66	$0.36
Diluted	$0.64	$0.36

(1)	The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization (which includes non-cash asset impairments) and the Company’s share of depreciation and net interest expense from its Production Facilities Investments. EBITDA and EBITDA margin (defined as EBITDA divided by net revenue) are supplemental non-GAAP financial measurements used by CDI and investors in the marine construction industry in the evaluation of its business due to the measurements being similar to income from operations.

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(000's omitted)	Mar. 31, 2005	Dec. 31, 2004		Mar. 31, 2005	Dec. 31, 2004
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$362,267	$91,142	Accounts payable	$57,094	$56,047
Accounts receivable	110,261	114,709	Accrued liabilities	74,191	75,502
Other current assets	37,202	48,110	Current mat of L-T debt	7,240	9,613

Total Current Assets	509,730	253,961	Total Current Liabilities	138,525	141,162

Net Property & Equipment:			Long-term debt	436,036	138,947
Marine Contracting	408,702	411,596	Deferred income taxes	135,999	133,777
Oil and Gas Production	169,986	172,821	Decommissioning liabilities	83,544	79,490
Equity Investments in Production Facilities	135,656	67,192	Other long term liabilities	4,345	5,090
Goodwill	84,073	84,193	Convertible preferred stock	55,000	55,000
Other assets, net	60,022	48,995	Shareholders' equity	514,720	485,292

Total Assets	$1,368,169	$1,038,758	Total Liabilities & Equity	$1,368,169	$1,038,758